[SCHAWK, INC. LOGO]


AT SCHAWK, INC.:                     AT DRESNER CORPORATE SERVICES:
JAMES J. PATTERSON                   INVESTORS: KRISTINE WALCZAK
SR. VP AND CFO                                  312-726-3600
847-827-9494                                    KWALCZAK@DRESNERCO.COM
JPATTERSON@SCHAWK.COM
                                     MEDIA:     KYRA KYLES
                                                312-780-7208
                                                KKYLES@DRESNERCO.COM


                         SCHAWK ANNOUNCES STRONG GROWTH
                IN THE 2004 FOURTH-QUARTER AND FULL-YEAR PERIODS

     - Operating income up 49.1 percent and 37.2 percent for the quarter and year
     - Earnings per share up 22.2 percent and 29.5 for the fourth quarter and year
     -    Sales up 18.7 percent and 18.6 percent in the fourth-quarter and year

DES PLAINES, IL, FEBRUARY 22, 2005--SCHAWK, INC. (NYSE: SGK), one of North America's leading providers of digital imaging graphic services to the consumer products and brand imaging markets, reported record fourth-quarter 2004 earnings of $0.22 per fully diluted share compared to $0.18 per fully diluted share in the fourth quarter of 2003, an increase of 22.2 percent. For the full year ended December 31, 2004, the Company reported record earnings of $1.01 per fully diluted share compared to $0.78 per fully diluted share in the full year of 2003, an increase of 29.5 percent.

Net income was $5.1 million in the fourth quarter of 2004 compared with $3.9 million in the prior-year fourth quarter. For the year ended December 31, 2004, net income was $22.7 million compared to $17.0 million in the prior-year period.

FOURTH QUARTER ENDED DECEMBER 31, 2004
Schawk reported net sales of $59.6 million for the fourth quarter of 2004 compared to $50.2 million in the same quarter of 2003, an 18.7 percent increase. Strong sales of graphic services to consumer products packaging clients and significant new consumer goods introductions drove organic growth that totaled
11.9 percent, and acquired companies increased total revenues by 6.8 percent.

Gross margin for the fourth quarter increased to 41.8 percent in 2004 from 38.0 percent in 2003, primarily due to higher productivity resulting from increased volume.

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Operating income for the fourth quarter of 2004 increased 49.1 percent to $8.9 million compared to $6.0 million in the fourth quarter of 2003, primarily due to continued strength in sales to consumer products packaging clients. Operating margin was 14.9 percent in the fourth quarter of 2004 compared to 11.9 percent in the same period of 2003 due to higher sales and higher productivity in the 2004 period.

Other income (expense) for the fourth quarter of 2004 was ($0.4) million of net other expense, a $0.5 million increase over the same period of 2003. Fourth-quarter 2003 net other income (expense) included a one-time favorable resolution of a contingency of $0.5 million related to a prior disposition of a business. Fourth-quarter 2004 net other expense consisted of interest expense net of interest income.

Income tax expense for the fourth quarter of 2004 was at an effective tax rate of 39.8 percent compared to 35.8 percent in the prior-year fourth quarter. The higher effective tax rate in the 2004 fourth quarter was necessary to adjust the full-year tax provision for 2004. The lower effective tax rate in the 2003 period was due to various federal and state tax refunds and credits.

TWELVE MONTHS ENDED DECEMBER 31, 2004
For the 12-month period ended December 31, 2004, net sales were $238.3 million compared to $201.0 million for the same period of the prior year, an 18.6 percent increase, and consisted of 11.7 percent internal growth due to increased demand from consumer products packaging clients and significant new consumer goods introductions, and 6.9 percent due to revenues from acquired companies.

Gross margin for the 12-month period of 2004 increased to 42.5 percent from 40.4 percent in the prior-year period.

For the full year ended December 31, 2004, operating income increased 37.2 percent to $37.8 million compared to $27.5 million in the same period last year, and operating margin was 15.9 percent compared to 13.7 percent for the prior-year period. The primary reasons for the increased operating income and operating margin were increased sales and higher productivity.

Other income (expense) in the 12-month period of 2004 resulted in net other expense of $1.8 million, a $1.5 million increase in expense, compared to $0.3 million of net expense in the comparable prior-year period. Other expense in the 2003 period included a one-time favorable resolution of a contingency of $0.5 million related to prior disposition of a business.

Income tax expense for the full year of 2004 was at an effective rate of 37.0 percent compared to 37.7 percent in the prior-year period.

OTHER INFORMATION
Depreciation and amortization expense was $3.1 million for the fourth quarter of 2004 compared to $2.8 million in the prior-year fourth quarter. For the 2004 12-month period, depreciation and amortization was $12.6 million compared to $11.4 million in the prior-year 12-month period.

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Capital expenditures in the fourth quarter of 2004 were $4.0 million compared to
$1.6 million in the same period of 2003. For the full year of 2004, capital expenditures were $12.2 million compared to $6.9 million in the prior-year period. The higher capital expenditures in 2004 were primarily due to $3.3 million of build-out costs for a new facility in Canada to consolidate certain operations in the Toronto area and a more normal level of capital expenditures in 2004 as compared to the unusually low level of capital expenditures in 2003.

The Company completed the acquisition of certain assets of Weir Holdings Inc. (trade name "Winnetts") on December 31, 2004, for $22 million. Winnetts had approximately $38 million in revenues in 2004. The acquisition was funded with $8 million in cash and $14 million under an existing credit facility.

The Company completed the acquisition of Seven Worldwide, Inc. (formerly Applied Graphics Technologies, Inc.) on January 31, 2005, for $191 million. Seven Worldwide had approximately $370 million of revenues in 2004. The acquisition was financed with $72.4 million under a new $100 million credit facility and a new $50 million private placement of long-term fixed-rate debt. In addition, Schawk issued four million shares of common stock to the seller at a value of $68.6 million.

MANAGEMENT COMMENTS
President and Chief Executive Officer David A. Schawk commented, "Significant new consumer product introductions and continued strong sales to our consumer packaging clients drove record revenues and earnings for the fourth quarter and for the full year of 2004. Last year, new product introductions were driven by consumer products companies' response to consumer demand for convenience and more healthy choices. In 2005, it is estimated that new product introductions will continue as food and beverage companies continue to change recipes to respond to a more health-conscious consumer, and as regulations requiring disclosure of trans fats, allergens, serving size and other labeling information not previously required increase.

"Additionally, demographic driven products related to personal appearance, well being, convenience and home care should also see growth, particularly in the form of new product introductions. These new products need to get to market quickly and correctly in a virtual on-demand scenario. Every new or redesigned product is a new opportunity for our company. Schawk's comprehensive services and global reach assist consumer products companies in getting new products to market at world-class speed, with high quality graphics and other solutions that meet the needs of our clients and the needs of the retailers where their products are sold.

"As we announced, we completed our acquisition of Winnetts on December 31 and our acquisition of Seven Worldwide on January 31. We are focused now on the successful and timely integration of all of our businesses into one company under the Schawk name. Our goal continues to be providing services that consistently exceed the expectations of our clients and developing and implementing collaborative best-practice driven processes that facilitate those clients' abilities to bring their products to market faster and easier to facilitate their sale."

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Mr. Schawk continued, "Schawk provides innovative solutions and products that improve our clients' ability to enhance the value of their brands anywhere and everywhere in the world. We are brand image creators, facilitators and stewards. As our clients look for ways to enhance the promotion of their brands, Schawk's "One Company" approach enables us to deliver world-class, best practice and proven solutions, either on a consolidated or modular basis, that bring the same level of predictability to those clients as the clients' brands bring to their consumers. Our unique blend of expertise and ability to collaborate directly with the client, as well as other suppliers, distributors and retailers, brings unparalleled value that makes our clients' brands the most attractive in their respective markets Our promise enables our clients to market their brands successfully on a global basis.

"Schawk is well positioned as we move through our third full year of operating under our Vision 2020 strategic plan," Mr. Schawk concluded. "We are focused on driving the future growth of our company and on achieving and maintaining alignment with the growing needs of our client base."


Schawk, Inc., headquartered in suburban Chicago, is a leading supplier of digitized high resolution color graphic services, brand consulting and design and an array of digitally based workflow solutions, all aimed at bringing enhanced value to its clients. Schawk provides these advanced services for the food, beverage, health & beauty, pharmaceutical, home care and consumer products packaging, point of sale, and advertising markets.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, the strength of the United States economy in general and specifically market conditions for the consumer products industry, the level of demand for Schawk's services, loss of key management and operational personnel, our ability to implement our growth strategy, the stability of state, federal and foreign tax laws, our ability to identify and exploit industry trends and to exploit technological advances in the imaging industry, our ability to continue to implement our restructuring plan, the stability of political conditions in Asia and other foreign countries in which we have production capabilities, terrorist attacks and the U.S. response to such attacks, as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

Schawk invites you to join its Fourth-Quarter 2004 Earnings Conference Call today at 9:30 a.m. central time. Hosting the call will be David A. Schawk, president and CEO, A. Alex Sarkisian, executive vice president and chief operating officer, and Jim Patterson, senior vice president and chief financial officer. To join the call, please dial 800-240-4186 or 303-262-2143, at least five minutes prior to the start time and ask for the Schawk, Inc. conference call. If you are unable to participate on the call, a replay will be available through March 1, 2005, at 11:59 p.m. eastern time, by dialing 800-405-2236 or 303-590-3000, entering conference ID 11023694, and following the prompts.

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Schawk, Inc. 2004 Fourth-Quarter and Full-Year Results
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To access the call on the Internet, go to: http://www.actioncast.acttel.com, event ID 27264, with a replay available for 30 days.

         For more information about Schawk, visit our website at http://www.schawk.com.


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                                  SCHAWK, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  THREE MONTHS ENDED DECEMBER 31, 2004 AND 2003
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                               2004                       2003
                                                                          ---------------            ----------------
Net sales                                                                    $ 59,567                   $ 50,191
Cost of sales                                                                  34,655                     31,101
Selling, general, and administrative expenses                                  16,020                     13,128
                                                                          ---------------            ----------------
Operating income                                                                8,892                      5,962

Other income (expense)
   Interest income                                                                 61                         21
   Interest expense                                                              (463)                      (429)
   Other income                                                                    --                        510
                                                                          ---------------            ----------------
                                                                                 (402)                       102
                                                                          ---------------            ----------------

Income before income taxes                                                      8,490                      6,064

Income tax provision                                                            3,377                      2,168
                                                                          ---------------            ----------------

Net income                                                                   $  5,113                   $  3,896
                                                                          ===============            ================


Earnings per share:
   Basic                                                                     $   0.23                   $   0.18
   Diluted                                                                   $   0.22                   $   0.18

Weighted average number of common and common
   equivalent shares outstanding                                               22,950                     22,185

Dividends per common share                                                   $ 0.0325                   $ 0.0325



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                                  SCHAWK, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      YEAR ENDED DECEMBER 31, 2004 AND 2003
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                               2004                       2003
                                                                          ---------------            ----------------
Net sales                                                                    $238,345                   $201,031
Cost of sales                                                                 137,017                    119,760
Selling, general, and administrative expenses                                  63,536                     53,735
                                                                          ---------------            ----------------
Operating income                                                               37,792                     27,536

Other income (expense)
   Interest income                                                                188                         72
   Interest expense                                                            (1,960)                    (1,900)
   Other income                                                                    --                      1,556
                                                                          ---------------            ----------------
                                                                               (1,772)                      (272)
                                                                          ---------------            ----------------

Income before income taxes                                                     36,020                     27,264

Income tax provision                                                           13,342                     10,280
                                                                          ---------------            ----------------

Net income                                                                   $ 22,678                   $ 16,984
                                                                          ===============            ================


Earnings per share:
   Basic                                                                     $   1.05                   $   0.79
   Diluted                                                                   $   1.01                   $   0.78

Weighted average number of common and common
   equivalent shares outstanding                                               22,515                     21,839

Dividends per common share                                                   $   0.13                   $   0.13



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                                  SCHAWK, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                          DECEMBER 31,      DECEMBER 31,
                                                                              2004              2003
                                                                          (UNAUDITED)
                                                                          ------------      ------------
ASSETS
Current assets:
   Cash and cash equivalents                                               $   7,268         $   5,227
   Trade accounts receivable, less allowance for doubtful accounts
     of $1,635 at December 31, 2004 and $1,595 at December 31, 2003           56,332            35,642
   Inventories                                                                10,339             8,085
   Prepaid expenses and other                                                  4,702             3,902
   Refundable income taxes                                                     1,832             1,204
   Deferred income taxes                                                       2,353             2,086
                                                                           ---------         ---------
Total current assets                                                          82,826            56,146

Property and equipment, less accumulated depreciation of $68,376
   at December 31, 2004 and $67,423 at December 31, 2003                      46,431            36,372
Goodwill                                                                      71,720            62,936
Intangible assets, net                                                        12,754             1,912
Other assets                                                                   7,032             2,325
                                                                           ---------         ---------
Total assets                                                               $ 220,763         $ 159,691
                                                                           =========         =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Trade accounts payable                                                  $   8,424         $   5,108
   Accrued expenses                                                           27,708            14,004
   Income taxes payable                                                           --               446
   Current portion of long-term debt and capital lease obligations             6,017             6,062
                                                                           ---------         ---------
Total current liabilities                                                     42,149            25,620

Long-term debt                                                                39,500            21,000
Capital lease obligations                                                         --                21
Other                                                                            979               970
Deferred income taxes                                                          6,695             5,708

 Stockholders' Equity:
   Common stock                                                                  191               187
   Additional paid-in capital                                                 92,350            87,928
   Retained earnings                                                          61,330            41,461
   Accumulated comprehensive income                                            2,442             1,087
                                                                           ---------         ---------
                                                                             156,313           130,663
   Treasury stock, at cost                                                   (24,873)          (24,291)
                                                                           ---------         ---------
Total stockholders' equity                                                   131,440           106,372
                                                                           ---------         ---------
Total liabilities and stockholders' equity                                 $ 220,763         $ 159,691
                                                                           =========         =========
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